RANDALL W. HEINRICH, P.C.
                           8 Greenway Plaza, Suite 818
                              Houston, Texas 77046

Telephone: 713/951-9100                                       Fax: 713/961-3082


                                 April 15, 2004


United States Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

         RE:      Registration Statement on Form S-8
                  Under the Securities Act of 1933

Gentlemen:


         I have acted as counsel for Westside Energy Corporation, f/k/a "Eventemp Corporation," a Nevada corporation (the "Company"), in connection with the registration with the United States Securities and Exchange Commission (the "Commission") on a Registration Statement on Form S-8 under the Securities Act of 1933 of up to 500,000 shares of the common stock, $.10 par value (the "Common Stock"), which may be issued pursuant to the terms, provisions and conditions of the Westside Energy Corporation 2004 Consultant Compensation Plan (the "Plan").


         In such capacity, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:


                           1. Charter documents of the Company on file with the
Secretary of State of Nevada;


                           2. Bylaws of the Company, as amended to date;

                           3. The Plan;

                           4. The records of corporate proceedings relating to
the authorization of the Plan; and

                           5. Such other instruments and documents as I have
deemed necessary for the purpose of rendering the following opinion.


         In such examination, I have assumed the authenticity and completeness of all documents, certificates and records submitted to me as originals, the conformity to the original instruments of all documents, certificates and records submitted to me as copies, and the authenticity and completeness of the originals of such instruments. As to certain matters of fact relating to this opinion, I have relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and have made such investigations of law as I have deemed necessary and relevant. Moreover, I have assumed that no Common Stock has been issued in violation of any person's preemptive rights to acquire the same.


         Based on the foregoing, and having due regard for such legal considerations as I believe relevant, I am of the opinion that the Common Stock has been duly and validly authorized by the Company and, when issued in accordance with the Plan, will be duly and validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement pursuant to which the Common Stock will be registered with the Commission.


                                    Very truly yours,

                                    RANDALL W. HEINRICH, P.C.

                                    By: /s/ Randall W. Heinrich
                                    Randall W. Heinrich, President